Exhibits 5.1 and 23.2

January 4, 2010

Board of Directors

Lumber Liquidators Holdings, Inc.

3000 John Deere Road

Toano, Virginia 23168

Gentlemen:

We have acted as counsel to Lumber Liquidators Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (No. 333-147247) (the “Registration Statement”) with respect to the Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan, 2006 Equity Plan for Non-Employee Directors and 2004 Stock Option and Grant Plan (collectively, the “Plans”). The Registration Statement was originally filed by Lumber Liquidators, Inc. (the “Predecessor”).

The Company became the successor to the Predecessor on December 31, 2009 as a result of a merger (the “Merger”) of the Predecessor with its indirect, wholly-owned subsidiary, Lumber Liquidators Merger Sub, Inc. (“the Merger Sub”). The Predecessor survived the Merger, the separate corporate existence of Merger Sub ceased and the Predecessor became a direct, wholly-owned subsidiary of the Company. The Merger was consummated in accordance with Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company without a vote of stockholders of the constituent corporations.

The above-referenced Registration Statement, as amended by the Post-Effective Amendment, relates to the issuance of up to those shares of Common Stock (the “Shares”) available for issuance under the Plans and described in the Registration Statement, as amended.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In such examinations we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

A Professional Corporation

NORTH CAROLINA    •    VIRGINIA    •    WASHINGTON, D.C.    •    LONDON

Two James Center    1021 East Cary Street (23219)    P.O. Box 1320    Richmond, VA 23218-1320

Tel: 804.643.1991    Fax: 804.783.6507

www.williamsmullen.com

Board of Directors

Lumber Liquidators Holdings, Inc.

January 4, 2010

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plans, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

/s/ WILLIAMS MULLEN